                                                                     EXHIBIT 2.1




                          PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN




                         HAWKINS OIL OF MICHIGAN, INC.

                                  AS "SELLER"

                                      AND

                           KCS ENERGY MARKETING, INC.

                                   AS "BUYER"





                            AS OF NOVEMBER 30, 1995

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I.          DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.01       Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.02       Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE II.         TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.01       Purchase and Sale of Production Payment   . . . . . . . . . . . . . .    8

ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . .    9

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . .   13

ARTICLE V.          CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . .   14
         5.01       General Conditions to Obligations of Seller   . . . . . . . . . . . .   14
         5.02       General Conditions to Obligations of Buyer  . . . . . . . . . . . . .   15

ARTICLE VI.         CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.01       The Closing in General  . . . . . . . . . . . . . . . . . . . . . . .   17
         6.02       Deliveries at the Closing   . . . . . . . . . . . . . . . . . . . . .   17
         6.03       Recordings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         6.04       Failure to Close  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         6.05       Payment of the Purchase Price   . . . . . . . . . . . . . . . . . . .   18

ARTICLE VII.        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.01       Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.02       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.03       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.04       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.05       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.06       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         7.07       Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         7.08       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . .   21
         7.09       Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . .   21
         7.10       Entire Agreement; Amendments; Waivers   . . . . . . . . . . . . . . .   21
         7.11       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         7.12       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         7.13       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

                         LIST OF SCHEDULES AND EXHIBITS



SCHEDULE 1          LIST OF DEVELOPMENT ACTIVITIES

SCHEDULE 2          LIST OF CLAIMS, LAWSUITS AND PROCEEDINGS

SCHEDULE 3          LIST OF EXISTING OIL AND GAS SALES AGREEMENTS

EXHIBIT A           SUBJECT INTERESTS AND PERMITTED ENCUMBRANCES

EXHIBIT B           FORM OF CONVEYANCE OF PRODUCTION PAYMENT

EXHIBIT C           FORM OF PRODUCTION AND DELIVERY AGREEMENT

EXHIBIT D           LIST OF MATERIAL PROPERTIES

EXHIBIT E           FORM OF SELLER'S COUNSEL'S OPINION

EXHIBIT F           FORM OF NATURAL GAS PURCHASE AGREEMENT

                          PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (as amended, modified, supplemented or restated from time to time in accordance with applicable provisions hereof, this "Agreement") is made and entered into as of the 30th day of November, 1995, by and between HAWKINS OIL OF MICHIGAN, INC., a Delaware corporation ("Seller"), and KCS ENERGY MARKETING, INC., a New Jersey corporation ("Buyer").


                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of undivided interests in the oil and gas properties located in the State of Michigan and described in Exhibit A attached hereto (as defined and more particularly described in this Agreement, the "Subject Interests"); and

         WHEREAS, Seller desires to sell and Buyer desires to purchase, subject to the terms and conditions set forth herein, certain production payment interests in the Subject Interests;

         NOW, THEREFORE, in consideration of the mutual benefits and obligations of the parties contained herein, Buyer and Seller agree as follows:


                                   ARTICLE I.
                                  DEFINITIONS

         1.01 Certain Definitions. As used herein, each of the following terms shall have the meaning set forth below for such term, except as otherwise expressly provided in this Agreement:

                 "Affiliate" means any entity which either directly or indirectly controls or manages, is controlled or managed by or is under common control or management with the relevant party. For purposes hereof, "control" means the possession, directly or indirectly, of the right or power to direct the policies of another through contract, stock ownership, voting rights or otherwise.

                 "Casualty Defect" means, with respect to all or any material portion of the Subject Properties, any destruction by fire, blowout, leak, explosion or other casualty (above or below ground) or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of any portion of a Subject Property.

                 "Central Time" means either Central Standard Time or Central Daylight Savings Time, whichever is in effect in Houston, Texas, on the day in question.

                 "Claims" shall have the meaning given such term in Section
         7.06.

                 "Closing" means the consummation of the purchase and sale transaction contemplated hereby, as provided in Article VI.

                 "Closing Date" means the Effective Date of the Merger, as that term is defined in the Merger Agreement.

                 "Closing Documents" means this Agreement, the Conveyance, the Production Agreement, the Gas Purchase Contract and any other document or instrument executed or delivered by or on behalf of Seller at or in connection with the Closing, as provided in Article VI.

                 "Confidentiality Agreements" means, collectively, the Confidentiality Agreement by and between Seller and Buyer, dated April 25, 1995 and each additional or supplemental confidentiality agreement by and between Seller and Buyer relating to the Subject Properties.

                 "Contracts" means all contracts for the sale, purchase, exchange and processing of Hydrocarbons attributable to the Subject Interests, transportation agreements, farm-in and farm-out agreements, joint operating agreements, equipment leases, and all other contracts or agreements, other than the Leases, relating to the acquisition, exploration, development, production operations, or maintenance of the Wells or the Leases, including the Other Agreements listed in Exhibit A.

                 "Conveyance" means the Conveyance of Production Payment to be executed by Seller and Buyer in the form attached hereto as Exhibit B, and covering the Subject Interests, as such conveyance may be amended, modified, supplemented or restated from time to time.

                 "Development Activities" means the activities listed on
         Schedule 1 attached hereto as to one or more of the Subject Properties and shall include the drilling, completion and equipping of Wells and the construction and installation of Facilities.

                 "Encumbrances" means pledges, liens, mortgages, security interests, contract obligations, options, claims and encumbrances.

                 "Facilities" means oil, gas and water pipelines and gathering systems and water disposal systems, compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities, together with all equipment, material, supplies, buildings, structures, improvements and fixtures used in connection with the exploration, development, production, operation or maintenance of the Wells or the Leases, together with all rights-of-way, easements, surface leases, deeds and grants appertaining thereto.

                 "Gas" means natural gas and all other gaseous hydrocarbons, including casinghead gas and hydrocarbon liquids or products recovered as a result of gas processing operations.

                 "Gas Purchase Contract" means the Natural Gas Purchase Agreement to be entered into between Seller and Buyer in the form of Exhibit F attached hereto, covering certain quantities of natural gas (other than quantities attributable to the Production Payment Gas) which are produced from the Subject Interests, as the same may be amended, modified, supplemented or restated from time to time.

                 "Good and Defensible Title" means, for each Lease, Well or Unit, as the case may be, such record title (any element of a Net Revenue Interest which is attributable to a non-consent or sole risk election shall be deemed to be record title) that (i) entitles Seller to receive throughout the life of such Lease, Well or Unit, a Net Revenue Interest in, to and from Hydrocarbons attributable to such Lease, Well or Unit, as the case may be, not less than the Net Revenue Interest specified for such Lease, Well or Unit on Exhibit A attached hereto, (ii) obligates Seller to pay and bear throughout the life of such Lease, Well or Unit a share of the costs and risks of exploring, drilling, developing, operating and abandoning that Lease, Well or Unit, as the case may be, not greater than the Working Interest specified for such Lease, Well or Unit on Exhibit A attached hereto (prior to giving effect to rights of non-consent hereafter exercised), and (iii) is free and clear of all Encumbrances except Permitted Encumbrances.

                 "Governmental Authority" means all applicable federal, state, local and municipal agencies, boards, tribunals, ministries and departments.

                 "Hydrocarbons" means Oil and Gas.

                 "Indemnified Parties" shall have the meaning given such term in Section 7.06.

                 "Independent Engineer" means Netherland, Sewell & Associates.

                 "Lands" means the lands covered by a Lease, lands included in a Unit and lands within an area covered by an unitization, communitization or pooling agreement or order.

                 "Lease" means an oil, gas and/or mineral lease described or identified with particularity in Exhibit A attached hereto as to all Lands and depths described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one year after expiration of the predecessor lease) as to all lands and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A, in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease and subject to the terms of this Agreement), and all renewals and extensions of such replacement leases.

                 "Legal Requirement" means any requirement imposed pursuant to any statute, rule, regulation, order, permit or license of any applicable governmental authority or by an applicable court order.

                 "Material Adverse Effect" means any event (individually or in the aggregate), which has or would have an adverse effect on the business, properties, results of operations or financial condition of Seller, that (after taking into consideration insurance recoveries in respect thereof) is material to Seller.

                 "Material Properties" means the Subject Interests listed by Well name in Exhibit D attached hereto.

                 "Merger" means consummation of the merger transaction described in Section 2.1 of the Merger Agreement.

                 "Merger Agreement" means Agreement and Plan of Merger dated as of November 30, 1995, by and between Savoy Oil & Gas, Inc., Savoy Exploration, Inc., Thomas C. Pangborn, William T. Sperry, Hawkins Oil & Gas, Inc., and Hawkins Transition Co.

                 "Net Revenue Interest" means the interest (expressed as a percentage) of Seller in and to all Hydrocarbons produced from or allocated or attributable to a Lease, Well or Unit, as the case may be, and of the proceeds of such production, after giving effect to and deducting all applicable Production Burdens (other than the Production Payment) and after giving effect to all Permitted Encumbrances.

                 "Oil" means crude oil, condensate, and other liquid hydrocarbons recovered at or near the wellhead, including liquid hydrocarbons recovered by use of conventional separators, but excluding hydrocarbons recovered in connection with gas processing operations.

                 "Other Agreements" means Seller's interests in the agreements and instruments (including easements and permits) listed in Exhibit A attached hereto to the extent they relate to the operation of the Subject Interests or the production of Hydrocarbons therefrom.

                 "Permitted Encumbrances" means and includes the following:

                          (a) Those instruments and matters set forth on Exhibit A attached hereto, according to the definition of "Permitted Encumbrances" appearing on page 1 of Exhibit A;

                          (b) Production Burdens which do not reduce Seller's Net Revenue Interest in a Lease, Well or Unit below the Net Revenue Interest set forth on Exhibit A for such Lease, Well or Unit;

                          (c) Encumbrances under contracts and pooling and unitization orders of a scope and nature customary in the oil and gas industry, insofar as they do not cause Seller's Net Revenue Interest in a Lease, Well or Unit to be less than the Net Revenue Interest set forth on Exhibit A and will not cause Seller to bear more than the share of the costs and risks of exploring, drilling, developing, operating and abandoning such Leases, Wells or Units equal to Working Interest set forth on Exhibit A (prior to giving effect to rights of non-consent hereafter exercised);

                          (d)     Liens for taxes or assessments or
                                  governmental charges not yet delinquent and taxes, assessments and charges that are being contested in good faith;

                          (e) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable or which are being contested in good faith;

                          (f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface or seafloor operations incidental to the ownership of the Subject Leases;

                          (g) All rights of consent required by any Governmental Authority (if any) in connection with the change of ownership or control of an interest in any federal, state or other Lease if the same are customarily obtained after such change of ownership or control by timely filings or other actions; and

                          (h) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases, Wells or Units which taken individually or together: (i) do not interfere materially with the operation, value or use of any of the Leases, Wells or Units; (ii) do not prevent Seller from receiving the proceeds of production from any of the Leases, Wells or Units or Buyer from receiving Production Payment Hydrocarbons, or the proceeds thereof; (iii) do not reduce the Seller's Net Revenue Interest in a Lease, Well or Unit below the Net Revenue Interest set forth in Exhibit A for such Lease, Well or Unit (prior to giving effect to rights of non-consent hereafter exercised), or (iv) do not cause Seller to bear more than that share of the costs and risks of exploring, developing, operating and abandoning such Lease, Well or Unit equal to the Working Interest set forth on Exhibit A (prior to giving effect to rights of non-consent exercised); provided that liens securing indebtedness for borrowed money shall not be considered as coming within the scope of this clause (h).

                 "Person" means any individual, natural person, corporation, limited liability company, joint venture, partnership, limited partnership, trust, estate, business trust, association, governmental entity or other entity.

                 "Personal Property and Equipment" means equipment, pipe and other personal property, fixtures and improvements situated upon the Land pertaining to a Lease, Well or Unit or used or held in use in connection with the exploration, development or operation of a Lease, Well or Unit or the production, treatment, storage, compression, sale, marketing or transportation of the Hydrocarbons therefrom.

                 "Production Agreement" means the Production and Delivery Agreement to be entered into by and between Buyer and Seller in the form of Exhibit C attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

                 "Production Burdens" means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar non-operating interests that constitute a burden on and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition of Hydrocarbons, other than Taxes, Severance Taxes and assessments of Governmental Authorities.

                 "Production Payment" shall have the meaning given such term in
         Section 1.01 of the Conveyance.

                 "Production Payment Hydrocarbons" means the Hydrocarbons which are attributable to the Production Payment.

                 "Purchase Price" shall have the meaning given such term in
         Section 2.01.

                 "Reserve Report" means the reserve report and evaluation covering the Subject Interests dated as of August 1, 1995, prepared by the Independent Engineer, and including the supplemental report and evaluation dated as of October 1, 1995.

                 "Subject Interests" means the respective undivided interests of Seller set forth in Exhibit A in and to the Leases, Units or Wells described on Exhibit A and the interests of Seller arising therefrom in all Hydrocarbons produced from or allocated or attributable to such interests and in all Lands now or hereafter pooled, communitized or unitized therewith, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of the same may be subject as of the date hereof or decreased as a result of any burden, charge or encumbrance set forth in Exhibit A as to any Lease or Leases, Well or Wells, or Unit or Units, and any and all renewals and extensions of any of the same.

                 "Subject Lands" means with respect to each Well, Unit or Lease, as the case may be, the Lands and depths described in Exhibit A (where no depth limit is specified, the Subject Lands shall include all depths).

                 "Subject Properties" or "Subject Property" means, collectively or singularly, all of Seller's rights, titles and interests in and to
         (i) the Subject Interests, (ii) the Lands, (iii) the Personal Property and Equipment, (iv) the Contracts, (v) the Facilities and (vi) the Well Data.

                 "Taxes" means all ad valorem, property, occupation, gathering, pipeline, windfall profit, severance, gross production, excise, energy and other taxes, governmental charges and assessments levied or imposed on any of the Subject Interests, the Production Payment or the Production Payment Hydrocarbons, other than federal income taxes, state income taxes, franchise taxes levied against Seller and any other taxes levied against the overall net income or gross receipts of Seller.

                 "Title Defect" means any Encumbrance (or any claim of an Encumbrance) other than a Permitted Encumbrance which would cause title to any Lease, Land, Well or Unit included in the Material Properties not to be Good and Defensible Title.

                 "Unit" means with respect to each Well, the Drilling Unit specified in Exhibit A, whether such Drilling Unit consists of (a) the drilling or spacing unit for such Well as approved by the Michigan Department of Natural Resources or (b) a pooled unit or unitized tract existing pursuant to a pooling declaration or agreement, a unitization agreement or order, or any other written instrument.

                 "Well" means a well described by name in Exhibit A, a well now located on the Subject Lands (whether or not described in Exhibit A) or hereafter drilled on the Subject Lands, and any other wells now or hereafter located on lands or leases pooled, unitized or communitized with the Subject Interests for the purpose of producing Hydrocarbons.

                 "Well Data" means information pertaining to the reserves or deposits of Hydrocarbons attributable to the Subject Properties, including production records, engineering data, consultants' studies or reports regarding any of the foregoing, insurance policies and bonds, all original books, records, files, documents (including accounts payable and receivable, accounting records, Leases, deeds, and Contracts) that pertain to the Subject Properties but excluding all geological or seismic data; all title information (including but not limited to title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer sensible copies of all computer records pertaining to the Subject Interests but excluding all geological or seismic data; and all written plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements with respect to the Subject Interests that have been filed with or supplied to or by any Governmental Authority.

                 "Working Interest" means the interest (expressed as a percentage) of Seller in any Lease, Well or Unit before giving effect to any applicable Production Burdens and the percentage of all costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment of such Lease, Well or Unit required to be borne by Seller (prior to giving effect to rights of non-consent hereafter exercised).

         1.02 Interpretation. In this Agreement, unless the context indicates or provides otherwise, (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other gender;
(c) references to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to; (d) references to "writing" include printing, typing, lithography, facsimile reproduction and other means of reproducing words in a tangible visible form; (e) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import; (f) references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to those of this Agreement; (g) references to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and (h) references to Persons include their respective successors and permitted assigns.


                                  ARTICLE II.
                                  TRANSACTIONS

         2.01 Purchase and Sale of Production Payment. Subject to and in accordance with the terms and conditions of this Agreement and the other Closing Documents to be executed by Seller on or about November 30, 1995, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Production Payment for a purchase price of Twenty-Eight Million Nine Hundred Eighty Thousand U.S. Dollars (U.S. $28,980,000) and the parties agree to execute and deliver such Closing Documents. The Purchase Price shall be paid and delivered by Buyer to Seller as provided in Section 6.05. Seller shall use $1,260,000 of the Purchase Price to pay Seller's costs of performing certain of the Development Activities, in accordance with the terms of the Production Agreement and Section 6.05 of this Agreement.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement and to pay the Purchase Price, Seller hereby represents and warrants to Buyer that:

                 (a) To the knowledge of Seller, the factual data, information, exhibits, memoranda and reports furnished by Seller to Buyer in connection with the negotiation of the Production Payment Documents (taken as a whole, and taking into account all corrections and supplements to such information heretofore delivered) do not contain any untrue statement of material fact or omit to state a material fact known to Seller when made and which is necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Seller that has not been disclosed to Buyer which could materially and adversely affect the value of the Production Payment (other than commodity prices). (In accepting these representations and warranties Buyer acknowledges that Seller has not warranted or made any representation that any reserve or production estimates relating to the Subject Interests revealed to or obtained by Buyer will ultimately prove to have been accurate.)

                 (b) Seller has Good and Defensible Title to the Working Interests and the Net Revenue Interests attributable to the Material Properties listed on Exhibit D, and more particularly described in Exhibit A, and in and to the corresponding Leases, Lands, Wells or Units described therein, free and clear of all Encumbrances except for the Permitted Encumbrances. With respect to the Subject Interests which are not attributable to the Material Properties (the "Non-Material Properties"), Seller has Good and Defensible Title to the Working Interests and the Net Revenue Interests to such Subject Interests, and in and to the corresponding Leases described on Exhibit A and in the corresponding Units set forth on Exhibit A, but subject to the Permitted Encumbrances applicable thereto; provided, however, Seller shall not be deemed to have breached any representation with respect to the Non-Material Properties unless the aggregate amount in controversy with respect to all Non-Material Properties exceeds $450,000.00. Except as set forth in this Agreement, Seller makes no other representation or warranty, express or implied, with respect to the Net Revenue Interests or Working Interests constituting the Subject Interests.

                 (c) All Taxes imposed or assessed with respect to or measured by or charged against or attributable to the Subject Interests and the Subject Properties have been paid prior to delinquency, except (i) those which are being contested in good faith by proceedings being pursued diligently by Seller or (ii) those unpaid Taxes attributable to Subject Interests other than the Material Properties, to the extent the aggregate unpaid amount is less than $10,000.00.

                 (d) Except as may be set forth in Schedule 2, there are no suits or proceedings pending or, to the knowledge of Seller, probable of assertion against Seller or the Subject

         Interests, or the ownership or operation thereof, before any court, or by or before any Governmental Authority, that if decided adversely to the interest of Seller would have a material and adverse effect on the value of the Production Payment, the ability of Seller to convey the Production Payment pursuant to the Production Payment Documents or the ability of Seller to perform its obligations under the Production Payment Documents.

                 (e) The Leases are in full force and effect, and Seller has complied with the terms of all governmental orders or directives either naming Seller or directly applicable to the Subject Interests where such noncompliance could materially and adversely affect the ownership or operation of any of the Material Properties.

                 (f) All rents and royalties with respect to the Leases have been paid in a timely manner, and all material liabilities or obligations of any kind or nature under or incurred with respect to the Leases have been paid or performed in accordance with the terms of the Leases and Seller's customary practices, except such which are being contested in good faith by proceedings being pursued diligently by Seller or such as could not materially and adversely affect the ownership or operation of any of the Material Properties; Seller has not received any notice of default or claimed default with respect to the Subject Interests or any Lease attributable to the Material Properties or any part thereof; and all facilities and equipment necessary for the operation of the Wells attributable to the Material Properties are in good repair and working condition subject to ordinary maintenance and repair requirements and to Seller's knowledge have been designed, installed and maintained in accordance with good industry standards and all applicable Legal Requirements.

                 (g) Except for those set forth in Schedule 3 (true copies of all of which have been furnished to Buyer) and the Gas Purchase Contract, neither the Subject Interests nor the Hydrocarbons attributable thereto are subject, committed or dedicated to any contract, agreement or arrangement regarding the sale, transportation or processing (or otherwise, related to marketing such Hydrocarbons) which (i) is not terminable upon 90 days or less notice without penalty, (ii) would bind Buyer as owner of the Production Payment Hydrocarbons or (iii) would otherwise restrict the rights of Buyer under the Conveyance to take possession of and market the Production Payment Hydrocarbons.

                 (h) Except as set forth under a Permitted Encumbrance listed in Exhibit A and except for any easements, surface easements or rights-of-way listed in Exhibit A, no Material Property is subject to a preferential purchase right to purchase or subject to a requirement that a consent to assignment be obtained from a third party which would be triggered by the conveyance of the Production Payment.

                 (i) Except for those set forth in Schedule 3 (true copies of all of which have been furnished to Buyer), Seller is not a party to or bound by, and neither the Subject Interests nor the Hydrocarbons attributable thereto are encumbered or affected by, any gas balancing, deferred production, gas banking or similar agreement or arrangement;

         and except as shown on Schedule 3, Seller is not in an "under-produced," "over-produced," or similar status under any such agreement or arrangement.

                 (j) Except for those set forth in Schedule 3 (true copies of all of which have been furnished to Buyer), neither the Subject Interests nor the Hydrocarbons attributable thereto are subject to any contract, agreement or arrangement (including advance payment agreements, prepayments, take-or-pay makeup obligations or otherwise) whereby the owner of such Hydrocarbons or any part thereof is not entitled to convey such Hydrocarbons or to market such Hydrocarbons and to obtain the full contract or market price or value of the same.

                 (k) The Subject Interests (to the extent the same could materially and adversely affect the ownership or operation of the Subject Interests after the date hereof) have been operated in accordance with, and are currently in compliance with, all rules and regulations of all Governmental Authorities having jurisdiction relating to the ownership and operation of the Subject Interests, including the production of Hydrocarbons attributable thereto, and to the best of Seller's knowledge, no action, claim or proceeding is now pending or probable of assertion that would cause the Subject Interests hereafter to be subject to reduced allowances or other penalties on account of overproduction or otherwise.

                 (l) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation and is in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to own, lease, operate and transfer its properties located in the State of Michigan (including the Subject Interests) and to carry on its business as now being conducted; and Seller has all requisite corporate power and authority (i) to execute and deliver the Conveyance and to convey to Buyer the Production Payment, as the same may hereafter be supplemented, and all of the rights and privileges appurtenant thereto and (ii) to execute and deliver this Agreement and the other Closing Documents and to perform all of its obligations under the same.

                 (m) The execution, delivery and performance by Seller of the Closing Documents to which Seller is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action and do not and will not
         (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Seller or of the Certificate of Incorporation or By-laws of Seller, or (ii) result in a breach of, or constitute a default under, any material contract, indenture, instrument, or agreement to which Seller is a party or by which it or its property may be presently bound or affected (including the Leases comprising the Material Properties, the Permitted Encumbrances attributable thereto, and the contracts listed on Schedule 3 attached to this Agreement), or result in or require the creation or imposition of any Encumbrance under any such contract, indenture, instrument, or agreement. Seller has obtained, and shall continue to obtain, all consents, authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision of law, rule regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Seller of the Closing Documents.

                 (n) The Closing Documents have been duly executed and delivered by Seller (to the extent it is a party thereto) and constitute the legal, valid and binding acts and obligations of Seller, enforceable against Seller in accordance with their respective terms except as such enforcement may be limited by bankruptcy, fraudulent transfer, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity. No bankruptcy or insolvency proceeding is presently pending (or, to Seller's knowledge, threatened) by or against Seller under any applicable bankruptcy, insolvency or other similar law of any jurisdiction.

                 (o) All advance notifications to other Persons, if any, of the transactions contemplated herein and in the other Closing Documents necessary to permit the valid conveyance to Buyer of the Production Payment and the execution and delivery of this Agreement and the other Closing Documents have been timely and properly given.

                 (p) Except as disclosed in that certain letter dated as of November 30, 1995, from the Seller to the Buyer, no authorization, consent, approval, license, or exemption of, or any filing or registration with, any court or Governmental Authority is necessary to the valid execution and delivery by Seller of, or the performance by Seller of its obligations under, this Agreement or the other Closing Documents, that has not been obtained or performed or the period for objection thereto expired, other than routine filings of the Conveyance and any supplements thereto with filing officers in relevant counties in the State of Michigan.

                 (q) Since August 1, 1995, no fire, explosion, accident, earthquake, act of public enemy, or other casualty (regardless of whether covered by insurance) materially and adversely affecting any portion of the Material Properties or the operation thereof, or materially and adversely affecting the ability of Seller to perform its obligations under this Agreement or the other Closing Documents, has occurred. For purposes of this subsection, an adverse effect of $250,000 or more shall be deemed a material adverse effect.

                 (r) Seller has furnished or made available to Buyer true copies of all of the agreements and other instruments described in Exhibit A as Permitted Encumbrances which relate to or affect the Material Properties and which are in effect as of the Closing contemplated in Article VI.

                 (s) The principal office where Seller keeps its records relating to the Subject Interests is located at the following address:
         400 South Boston, Suite 800, Tulsa, Oklahoma  74103.

                 (t) Seller has obtained or will timely obtain all permits, licenses, bonds and other authorizations under federal, state and local laws which are necessary to own, operate and develop the Subject Interests and which are required with respect to pollution or protection of the environment relating to the Subject Interests, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, the failure to obtain which would materially and adversely affect the value, use or operation of any of the Subject Interests; and to the best of Seller's knowledge and belief, Seller is in compliance in all material respects with all terms and conditions of such laws, permits, licenses and authorizations, and also is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligation, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Subject Interests, the failure to comply with which would materially and adversely affect the value, use or operation of the Subject Interests; and Seller has not (and to Seller's knowledge and belief, no other Person acting as operator has) received notice of a violation of or investigation relating to any federal, state or local laws with respect to pollution or protection of the environment relating to the Subject Interests.

                 (u) Seller is not a "transmitting utility" as defined in MCLA 440.9105(1)(o).


                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce Seller to enter into this Agreement and to convey the Production Payment, Buyer represents and warrants to Seller that:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly qualified as a foreign corporation and is in good standing under the laws of the States of Texas and Michigan. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Closing Documents and to perform its obligations under the same. The execution, delivery and performance by Buyer of this Agreement and the other Closing Documents and the consummation of transactions contemplated herein and therein have been duly authorized by all necessary corporate action and do not and will not violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Buyer or Buyer's certificate of incorporation, bylaws, or other governing documents, result in a breach of, or constitute a default under, any material contract, indenture, instrument or agreement to which Buyer is a party or by which it or any of its material properties may be presently bound or affected, or result in or require the creation or imposition of any

         Encumbrance upon or of any of the material properties of Buyer under any such contract, indenture, instrument or agreement; and Buyer has obtained, and shall continue to obtain, all consents, authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision or law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery, and performance by Buyer of the Closing Documents.

                 (b) The Closing Documents have been duly executed and delivered by Buyer (to the extent it is a party thereto) and constitute the legal, valid and binding acts and obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforcement may be limited by bankruptcy, fraudulent transfer, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity. No bankruptcy or insolvency proceeding is presently pending (or, to Buyer's knowledge, threatened) by or against Buyer under any applicable bankruptcy, insolvency or other similar law of any jurisdiction.

                 (c) Buyer has funds available, either in its possession or under fully enforceable commitments from other Persons, to enable it to deliver to Seller the Purchase Price, and will maintain such availability of funds until the earlier of delivery of the Purchase Price or termination of this Agreement. Buyer's payment of the Purchase Price will be made pursuant to all requisite power and authority, including any authority required from the Persons providing funds for such purpose to Buyer.


                                   ARTICLE V.
                             CONDITIONS TO CLOSING

         5.01 General Conditions to Obligations of Seller. The obligation of Seller to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in whole or in part in writing by Seller:

                 (a) The Merger shall be effective in the State of Michigan and the Secretary of State of the State of Delaware shall have acknowledged the effectiveness of the Merger.

                 (b) Buyer shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and each of the representations and warranties contained in
         Article IV hereof shall be true and correct on and as of such Closing Date in all material respects, except such as are made as of another date, which, nonetheless shall remain true and correct as of the date made.

                 (c) Seller shall have received a certificate, dated the Closing Date, of an executive officer of Buyer certifying as to the matters specified in clause (b) of this Section 5.01.

                 (d) The consummation of the Closing shall not be prohibited by any order or decree of any federal or state court or agency having competent jurisdiction, and no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith.

                 (e) Seller shall have received from the corporate secretary of Buyer certified copies of resolutions of the directors of Buyer authorizing the transactions contemplated hereby and Buyer's execution of the Closing Documents to be executed by the officer or representative signing on its behalf.

                 (f) Seller shall have received certificates dated as of a date no earlier than thirty (30) days prior to the Closing Date from the applicable public officials of the State of New Jersey showing that Buyer is a corporation duly organized, validly existing and in good standing in such state and from the applicable public officials of the State of Michigan showing that Buyer is duly qualified and in good standing as a foreign corporation in such state.

         5.02 General Conditions to Obligations of Buyer. The obligation of Buyer to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions precedent, any one or more of which may be waived in whole or part in writing by Buyer:

                 (a) The Merger shall be effective in the State of Delaware and the Secretary of State of the State of Delaware shall have acknowledged the effectiveness of the Merger.

                 (b) Seller shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and each of the representations and warranties contained in
         Article III hereof shall be true and correct on and as of such Closing Date in all material respects, except such as are made as of another date, which, nonetheless shall remain true and correct as of the date made.

                 (c) Buyer shall have received (i) a certificate, dated the Closing Date, of an executive officer of Seller certifying as to the matters specified in clauses (a) and (b) of this Section 5.02 and
         (ii) a certificate, dated the Closing Date, of an executive officer of Seller certifying as to the form of Exhibit A.

                 (d) The consummation of the Closing shall not be prohibited by any order or decree of any federal or state court or agency having competent jurisdiction, and no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith.

                 (e) Buyer shall have received (i) supplemental opinions of special title counsel to Seller, acceptable in form and substance to Buyer, covering Seller's title to the Subject Interests listed in Attachment D to letter dated November 30, 1995 from the law firm of Loomis, Ewert, Parsley, Davis & Gotting, and (ii) an opinion, dated as of the Closing Date, of Rosenstein, Fist & Ringold, counsel to Seller, in substantially the form of Exhibit E, all of such opinions expressly permitting Buyer and Buyer's Affiliates and lenders, if any, to rely thereon.

                 (f) Buyer shall be reasonably satisfied with Seller's title to the Material Properties and with any review of the Material Properties undertaken by Buyer prior to the Closing.

                 (g) There shall not exist or have occurred any Casualty Defects that, in the aggregate, materially and adversely affect the value of the Subject Interests or the Production Payment or the use, possession or operation by Seller of the Subject Interests or any material part thereof.

                 (h) Buyer shall have received from the corporate secretary of Seller certified copies of resolutions of the directors of Seller authorizing the transactions contemplated hereby and the execution of the Closing Documents by the officers or representatives signing on behalf of Seller.

                 (i) Buyer shall have received certificates (1) with respect to Savoy Oil & Gas, Inc. ("Savoy"), dated no earlier than thirty (30) days prior to the Closing Date and (2) with respect to Seller, dated within ten (10) days following the Closing Date, from the applicable public officials of the State of Delaware showing that Savoy and Seller, respectively, are corporations duly organized, validly existing and in good standing in such state and from the applicable public officials of the State of Michigan showing that Savoy and Seller, respectively, are duly qualified and in good standing as a foreign corporation in such state.

                 (j) Since August 1, 1995 there shall not have occurred any material and adverse change in the business or financial condition of the Seller or the Subject Interests, other than as the result of drilling operations conducted subsequent to such date.

                 (k) Buyer shall have received and approved the plans of development for each of the Subject Interests described on Schedule 1 attached hereto, showing the estimated date of commencement of operations.

                 (l) Buyer and Seller shall have executed and delivered the Production Agreement and the Gas Purchase Contract, and all necessary consents under existing operating agreements or authorizations from co-owners in the Subject Interests, if any, with respect to the transactions contemplated herein, shall have been obtained.

                                  ARTICLE VI.
                                    CLOSING

         6.01 The Closing in General. The consummation of the purchase and sale transaction relating to the Production Payment (referred to herein as the "Closing) shall occur at a location to be mutually agreed upon, on November 30, 1995, or such later date upon which the conditions set forth in Sections 5.01 and 5.02 shall have been satisfied. At the Closing, each of Buyer and Seller shall execute, acknowledge and deliver the instruments described in Section
6.02 which are to be executed, acknowledged or delivered by it and shall take all additional steps necessary to consummate such Closing and to effectuate the conveyance of the Production Payment to Buyer.

         6.02 Deliveries at the Closing. The following shall occur on the Closing Date:

                 (a) Buyer and Seller shall execute and deliver the following:

                          (i)     Counterparts of the Conveyance;

                          (ii)    Counterparts of the Production Agreement;

                          (iii) Mortgages, financing statements and other security instruments, all in form and substance reasonably satisfactory to Buyer, as may be reasonably necessary or appropriate to create and perfect, upon completion of necessary filings of counterparts thereof, the liens and security interests contemplated to be granted to Buyer pursuant to the Production Agreement; and

                          (iv)    Counterparts of the Gas Purchase Contract.

                 (b) Buyer and Seller shall execute and deliver each of the certificates and other Closing Documents which are required to satisfy the Conditions to the Closing set forth in Article V.

                 (c) Buyer shall deliver the Purchase Price to Seller (or its designee), in accordance with Section 6.05.

                 (d) The parties shall take such other actions and make such other deliveries of documents as are necessary or appropriate to effectuate the conveyance to Buyer of the Production Payment and to satisfy the Conditions to the Closing.

The Closing shall be deemed to have occurred upon delivery to Seller (or its designee) of the Purchase Price less the Deferred Amount or any Agreed Adjustment, as provided in Section 6.05 below.

         6.03 Recordings. Immediately following the Closing, Buyer shall cause counterparts of the Conveyance, the Mortgages, financing statements and other instruments (including amendments to the foregoing) actually delivered at the Closing to be filed for record in the appropriate public records of the counties and in such other locations or offices as deemed necessary or appropriate by Buyer. Seller and Buyer shall share equally the costs of recording and shall be equally responsible for the payment or reimbursement of all documentary, filing and recording fees required in connection with the filing and recording of the Closing Documents.

         6.04 Failure to Close. If all of the conditions precedent to the Closing contemplated by Article V have not been satisfied or waived on or before the third business day following the Closing Date (or such later date as hereafter may be mutually agreed upon by the parties in writing), this Agreement shall automatically terminate as of the end of such third following day, and no party hereto shall have any further obligation or liability to the other party pursuant to this Agreement, except as provided in Section 7.03 and except that nothing herein shall relieve any party from liability for actions taken by it prior to such termination date or for its willful failure to satisfy any conditions to the Closing.

         6.05 Payment of the Purchase Price. At the Closing, the sum of $630,000.00 out of the Purchase Price (the "Deferred Amount") shall be held by Buyer in trust for the benefit of Seller in one or more of Buyer's parent's corporate accounts. All funds so held in trust by Buyer shall accrue, for the account of Seller, interest at an annual rate equal to five percent (5%). Disbursements of the Deferred Amount shall be requested by Seller pursuant to written requests which (a) specify the amount of the requested disbursement,
(b) include copies of approved work orders, authorities for expenditures, completion reports, or other requests for payment by contractors performing or to perform work relating to a Development Activity, and (c) include a certification by an executive officer of Seller that the requested disbursement has or will be utilized to satisfy Grantor's share of the costs of such Development Activity. Requests shall be addressed to Buyer. Buyer shall review, promptly and in good faith, each such request for disbursement presented to it within 72 hours of receipt, and if complete, shall approve the request. Upon Buyer's request, Seller shall provide written confirmation of the application of the disbursements actually made and the payment of invoices of applicable contractors. In the event there remains at June 30, 1996 any undisbursed portion of the Deferred Amount or earned interest thereon, Buyer shall disburse the entire remaining balance of the account to Seller for the purpose of completing the Development Activities to be performed by Seller in calendar year 1996. In addition to the foregoing, to the extent that Seller holds at the Closing Date any proceeds attributable to the Production Payment Hydrocarbons and Seller and Buyer have reached agreement as to amounts of proceeds (whether estimated or final) owed to Buyer (such amount, the "Agreed Adjustment"), then the amount of the Purchase Price to be delivered at the Closing by Buyer shall be reduced by the Adjustment Amount.

                                  ARTICLE VII.
                                 MISCELLANEOUS

         7.01 Announcements. Each party covenants and agrees with the other that, subject to applicable law, each party shall promptly advise and consult with the other and obtain the other's written consent before issuing any press release with respect to this Agreement or the transactions described herein.

         7.02 Further Assurances. Seller and Buyer agree to take all such further action and to execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the conveyance, amendment or restatement of the Production Payment and to carry out the purposes of this Agreement or any of the Closing Documents.

         7.03 Survival. The representations, warranties, covenants, agreements and indemnities in this Agreement and in the other Closing Documents and the provisions of the Confidentiality Agreement shall survive the relevant Closing and the consummation of the transactions described herein and therein. Furthermore, the provisions of Section 7.06 and the provisions of the Confidentiality Agreement and Section 7.11 shall survive termination of this Agreement upon a failure to close, as contemplated in Section 6.04.

         7.04 Expenses. Except as otherwise provided in this Agreement or in the other Closing Documents, each party hereto shall bear and be responsible for all fees, costs and expenses (including, without limitation, legal, accounting and engineering expenses) incurred by such party with respect to the negotiation, documentation and consummation of the transactions described herein; provided, however, Buyer and Seller shall share equally in the expenses associated with the preparation of the title opinions referenced in Section 5.02(e)(i) by (i) the Loomis, Ewert, Parsley, Davis & Gotting law firm and (ii) Meridian Abstracting Company. Seller shall indemnify and hold harmless Buyer from and against any and all liabilities for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Seller in respect of the transactions described herein (including but not limited to The Windrock Group), and Buyer shall indemnify and hold harmless Seller from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer respect of the transactions described herein.

         7.05 Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

                 If to Seller, addressed to:

                          Hawkins Oil of Michigan, Inc.
                          400 South Boston, Suite 800
                          Tulsa, Oklahoma  74103
                          Attention: C.E. "Butch" Smith
                          Phone: 918-585-3121

                          Fax: 918-592-0486

                 If to Buyer, addressed to:

                          KCS Energy Marketing, Inc.
                          5555 San Felipe, Suite 1200
                          Houston, Texas  77056
                          Attention:  Harry Lee Stout, President
                          Phone: 713-877-8006
                          Fax: 713-877-1394

or to such other place within the United States of America as either party may designate in writing. All notices given by personal delivery or by mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or if received after the recipient's normal business hours, at the beginning of the next business day after receipt.

         7.06    Indemnification.

                 (a) Seller shall fully defend, protect, indemnify and hold harmless Buyer and Buyer's successors, assigns and Affiliates ("Indemnified Parties") from and against any and all losses which may be suffered by Indemnified Parties and from and against any and all claims, demands, suits and causes of action (collectively "Claims") of every kind and character (together with reasonable attorneys' fees and costs of defense) which may be asserted by any Person (including Seller, Seller' officers and Affiliates of Seller), to the extent relating to, arising out of, or in any way incidental to the breach of any warranty or representation contained in Article III of this Agreement, regardless of whether Buyer may have known of such breach or of the condition giving rise to such breach, but excluding breaches or conditions arising as a result of the gross negligence, willful misconduct, bad faith, or violation of law by Buyer or its Indemnified Parties. Without limiting the foregoing, if the Conveyance is rejected as an unexpired lease or executory contract pursuant to any of the provisions of Section 365 of the United States Bankruptcy Code, the damages recoverable as a result of such rejection shall equal the value (as of the date of rejection) of the future Hydrocarbon delivery obligations remaining under the Conveyance at the time of the rejection, determined in a commercially reasonably manner. Seller acknowledges that the mortgage lien and security interest contemplated in the Production Agreement secure, among other things, any amount owed pursuant to this Section 7.06.

                 (b) In the event any Claim is asserted against any Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Seller of such Claim. Pursuant to its defense obligation provided in the first sentence of Section 7.06(a), Seller shall employ counsel reasonably satisfactory to Buyer and shall take such other steps as are reasonably necessary or appropriate to defend the Indemnified Parties against such Claim.

         7.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. INSOFAR AS THIS AGREEMENT RELATES TO THE CONVEYANCE OR THE CREATION, PERFECTION OR FORECLOSURE OF ENCUMBRANCES AND THE ENFORCEMENT OF RIGHTS AND REMEDIES AGAINST THE SUBJECT PROPERTIES, IT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MICHIGAN.

         7.08 Successors and Assigns. This Agreement shall be binding upon and, subject to the following restriction, shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall in any way limit or restrict the right of Buyer, or Buyer's successors and assigns, to transfer, assign or pledge their respective rights or obligations hereunder in whole or in part. Notwithstanding the foregoing, Seller shall not transfer, assign or pledge its rights or obligations hereunder without the prior written consent of Buyer, such consent shall not be unreasonably withheld.

         7.09 Schedules and Exhibits. The Schedules and Exhibits attached hereto and referred to herein constitute a part of this Agreement.

         7.10 Entire Agreement; Amendments; Waivers. This Agreement, the Closing Documents and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the transactions described herein, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, including, without limitation, those certain letters of intent dated June 30 and November 1, 1995, respectively, by and between Buyer and Seller, which letters of intent are hereby terminated. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Each party acknowledges that it has read and understands the terms of this Agreement and the Closing Documents and has had the opportunity to consult with legal, tax and accounting counsel and advisers of its choice concerning the meaning and effect thereof. Neither party has relied upon the other party or its counsel or advisers with respect to the meaning or effect of any such agreement or instrument.

         7.11 Confidentiality. Buyer agrees at all times to abide by the provisions of the Confidentiality Agreements. In addition, except to the extent required to do so by applicable laws or the requirements of any stock exchange, Seller agrees to hold confidential this Agreement and the transactions covered hereby. Specifically, except as may be required in connection with any permitted transfer by Seller of its rights hereunder, Seller agrees not to furnish this Agreement or any of the other Closing Documents (other than instruments recorded in public records) to any Person other than (a) Seller's counsel, officers, employees, agents, lenders, shareholders and other representatives with a need to know such information or
(b) a





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party authorized pursuant to any Confidentiality Agreement, without Buyer's prior written consent.

         7.12 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         7.13 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         EXECUTED on the date first set forth above.

                                        SELLER:

                                        HAWKINS OIL OF MICHIGAN, INC.


                                        By:
                                           ---------------------------------
                                             C.E. "Butch" Smith, President


                                        BUYER:

                                        KCS ENERGY MARKETING, INC.


                                        By:
                                           ---------------------------------
                                             Harry Lee Stout, President





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